Exhibit 4.79

Domain Name License Termination Confirmation

This Domain Name License Termination Confirmation (the “Confirmation”) is entered into by and among the following parties on December 31, 2012 in Beijing:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd. (the “Licensor”)
Address:

Party B:	Beijing Perusal Technology Co., Ltd. (the “Licensee”)
Address:

WHEREAS

1. Party A and Party B entered into a Domain Name License Agreement (the “License Agreement”) as of June 23, 2006;

2. The Licensor is a wholly foreign-owned limited liability company registered in Beijing under the laws of the People’s Republic of China (the “PRC”);

3. The Licensee, a limited liability company incorporated in Beijing under the laws of the PRC, is licensed by Beijing Municipal Telecommunication Management Bureau to carry on the business of the Internet Information Service;

4. The Licensor and the Licensee entered into a Domain Name License Termination Agreement in May 2008, confirming the Licensor shall transfer the Domain Names and all rights under the License Agreement to the Licensee, and completed the transfer procedures in December 2012.

NOW THEREFORE, the parties agree as follows:

The parties acknowledge and confirm that the License Agreement was terminated pursuant to PRC Contract Law and Section 11 of the License Agreement.

IN WITNESS THEREOF, the parties hereto have caused this agreement to be duly executed by a duly authorized representative on their behalf as of the date first set forth above. This Agreement shall be effective as of the date when the above-mentioned transfer of Domain Names was completed.

[Signature Page Follows]

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Legal representative:

Seal: /s/ Baidu Online Network Technology (Beijing) Co., Ltd.

Party B: Beijing Perusal Technology Co., Ltd.

Legal representative:

Seal: /s/ Beijing Perusal Technology Co., Ltd.

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